Exhibit 10.7

FORM OF TRADEMARK LICENSE AGREEMENT

TRADEMARK LICENSE AGREEMENT

by and between

FBR CAPITAL MARKETS CORPORATION

and

FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

(d/b/a ARLINGTON ASSET INVESTMENT CORP.)

Dated as of May         , 2009

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”) is dated as of the May __, 2009 (the “Effective Date”), and is by and between FBR CAPITAL MARKETS CORPORATION, a Virginia corporation (“Licensor”), and FRIEDMAN, BILLINGS, RAMSEY GROUP, Inc (d/b/a ARLINGTON ASSET INVESTMENT CORP.), a Virginia corporation (“Licensee”) (each of Licensor and Licensee a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to that certain Stock Repurchase Agreement, dated as of May __, 2009 (the “Repurchase Agreement”), by and between Licensor, Licensee, and FBR TRS Holdings, Inc. (“FBR TRS”), Licensor has repurchased certain shares of common stock of Licensor from Licensee and FBR TRS;

WHEREAS, Licensor and Licensee previously had entered into that certain Trademark License Agreement, dated as of July 20, 2006 (the “Terminated Trademark License”), which agreement terminated in conjunction with the entering into of the Repurchase Agreement.

WHEREAS, prior to the consummation of the transactions contemplated by the Repurchase Agreement and the termination of the Terminated Trademark License, Licensee and Licensor each used certain service marks, trademarks, corporate names and trade names including without limitation “Friedman Billings, Ramsey” and “FBR” (and various additional related names and marks);

WHEREAS, upon consummation of the transactions contemplated by the Repurchase Agreement and that certain Trademark and Copyright Assignment, dated as of May __, 2009, by and between the Parties (the “Assignment”), Licensor shall own certain trademarks and service marks transferred under the Assignment, including the United States registrations therefor;

WHEREAS, the parties to the Repurchase Agreement contemplated that Licensee would have the right to continue using certain of the trademarks and service marks transferred under the Assignment, subject to the terms and conditions contained herein, in connection with the operation of its business following the consummation of the transactions contemplated by the Repurchase Agreement; and

WHEREAS, Licensor is willing to grant, and Licensee is willing to accept, a license to use the trademarks and service marks set forth on Schedule A hereto (the “Marks”) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

Article 1. Grant of Rights. Subject to the terms and conditions herein, Licensor hereby grants to Licensee for itself and its subsidiaries a paid-up, non-exclusive, limited and non-transferable right and license, without the right to sublicense, under Licensor’s right, title and interest in the Marks, to use and display the Marks in the United States and any other jurisdictions in which Licensee or any of its subsidiaries has heretofore used the Marks solely to the extent and in the manner which the Marks heretofore have been used in connection with Licensee’s and its subsidiaries’ businesses, including as part of the corporate name Friedman, Billings, Ramsey Group, Inc., (the “Corporate Name”). For the avoidance of doubt, the license granted by Licensor hereunder extends to (i) the use of the ticker symbol “FBR” by the Licensee until the ticker symbol is changed by Licensee (which Licensee shall do as soon as reasonably practicable) and (ii) use of the Marks in connection with the outstanding trust preferred securities (“TruPS”) issued by FBR Capital Trust(s), including in connection with any consent solicitation with respect to holders of outstanding TruPS issued by FBR Capital Trust(s). All rights not expressly granted to Licensee in this Article 1 are reserved to Licensor.

Article 2. Ownership. The Parties agree that, as between the Parties, Licensor is the sole owner of the Marks. Licensee agrees not to directly or indirectly challenge or contest the validity of, or Licensor’s rights in the Marks (and the associated goodwill), including without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit (“Action”) regarding enforcement of this Agreement or involving any third party. The Parties intend that any and all goodwill in the Marks arising from Licensee’s use of the Marks shall inure solely to the benefit of the Licensor. Notwithstanding the foregoing, in the event that Licensee is deemed to own any rights in the Marks (including any trademark, service mark or trade name rights in the Corporate Name), Licensee hereby assigns such rights to the Licensor.

Article 3. Use of the Marks.

Section 3.1. Licensee agrees to maintain and preserve the quality of the Marks, and to use the Marks in good faith and in a dignified manner consistent with Licensee’s prior use of the Marks and in a manner consistent with Licensor’s existing standards of and reputation for quality. Licensee shall not take any action that it should reasonably know would be detrimental to the Marks or their associated goodwill. If Licensor decides in its sole discretion to register the Marks or Corporate Name, Licensee agrees to affix all such trademark notices as may be reasonably requested by Licensor or required under applicable laws.

Section 3.2. Upon request by Licensor, Licensee shall furnish to Licensor’s representative samples of all advertising and promotional materials in any media that are used in connection with the Marks and that are materially different from such materials that Licensee used prior to the date hereof. Licensee shall make any changes to such materials that Licensor reasonably requests to comply with Section 3.1, or preserve the validity of, or Licensor’s rights in, the Marks.

Section 3.3. Licensee shall, at its sole expense, comply at all times with all applicable laws, regulations, exchange and other rules and reputable industry practice pertaining to its business and the use of the Marks.

Article 4. Termination.

Section 4.1. The term of this Agreement (“Term”) commences on the Effective Date and terminates on the earlier of (x) that date that Licensee completes its name change and ceases all use of the Marks, and (y) the date that is six months after the Effective Date, unless earlier termination occurs pursuant to the other provisions of this Article 4.

Section 4.2. If Licensor materially breaches one or more of its obligations hereunder, Licensee may terminate this Agreement, effective upon written notice, if Licensor does not cure such breach within 45 days of written notice thereof (or any mutually-agreed extension). If Licensee materially breaches one or more of its obligations hereunder, Licensor may terminate this Agreement, effective upon written notice, if Licensee does not cure such breach within 45 days of written notice thereof (or any mutually-agreed extension). Licensor may terminate this Agreement immediately, effective upon written notice, if Licensee violates Article 7.

Section 4.3. Licensor has the right to terminate this Agreement immediately upon written notice to Licensee if (i) Licensee makes an assignment for the benefit of creditors; (ii) Licensee admits in writing its inability to pay debts as they mature; (iii) a trustee or receiver is appointed for a substantial part of Licensee’s assets; and (iv) to the extent termination is enforceable under applicable law, a proceeding in bankruptcy is instituted against Licensee which is acquiesced in, is not dismissed within 60 days, or results in an adjudication of bankruptcy.

Section 4.4. Upon termination of this Agreement for any reason, (i) Licensee shall terminate all use of the Marks within ten (10) days (except for limited transitional use of the Corporate Name, for a period of up to 30 days after the effective date of the termination of this Agreement) and destroy all materials or forms bearing the Marks; and (ii) this Section 4.4 and Sections 6.3, 6.4, 6.5 and 6.6 shall survive any such event. Notwithstanding the foregoing, Licensee shall be permitted to use Marks after the effective date of the termination of this Agreement solely to the extent reasonably required to administer Licensee’s TruPS incorporating the Marks.

Article 5. Infringement, Protection and Quality Control.

Section 5.1. Licensee agrees to notify Licensor promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation (“Infringement”) of either Mark. Licensor shall have the sole right to bring any Action to remedy the foregoing (or to refrain from taking any Action in its sole discretion), and Licensee shall cooperate with Licensor in same, at Licensor’s expense.

Section 5.2. Licensee shall, at its expense, reasonably cooperate and in good faith with Licensor for the purpose of securing, preserving and protecting Licensor’s rights in and to its Marks. At the request of Licensor, and at Licensee’s expense, Licensee shall execute and deliver to Licensor any and all documents and do all other acts and things which are reasonably requested by Licensor to make fully effective or to implement the provisions of this Agreement relating to the ownership, registration, maintenance or renewal of the Marks; provided that all fees and expenses associated with such ownership, registration, maintenance or renewal shall be the sole responsibility of Licensor. Licensor shall have sole control and discretion over the prosecution and maintenance of its Marks and shall take or refrain from taking all actions it deems necessary and/or reasonable to protect its Marks.

Section 5.3. Licensee acknowledges that all services provided under the Marks pursuant to the terms of this Agreement must be of sufficiently high quality to protect the Marks and the goodwill symbolized thereby. In order to preserve the inherent value of the Marks, Licensee shall ensure that it maintains the quality of its business and the operation thereof with which it uses the Marks at least equal to the standards prevailing in the operation of Licensee’s business as of the date of this Agreement. Licensee further agrees to use the Marks in accordance with such quality standards as may be reasonably established by Licensor and communicated to Licensee from time to time in writing, or as may be agreed to by Licensor and Licensee from time to time in writing. Licensee shall obtain Licensor’s prior written approval over any material changes in the style and manner in which Licensor’s Marks are used and shall use the Marks only in a style and manner commensurate with the current standards and reputation for quality associated with the Marks. Upon Licensor’s request, Licensee shall submit to Licensor, for Licensor’s review, a representative number of samples of materials used by Licensee bearing Licensor’s Mark and that are materially different from such materials that Licensee use prior to the date hereof. If Licensor requests any modifications to such materials, Licensee shall make all such modifications specified by such Licensor within a reasonable period of time thereafter and shall provide Licensor with samples of such materials for Licensor’s review. Licensee agrees not to register or attempt to register in any jurisdiction any trademark or service mark that is confusingly similar to either Mark or which would reasonably be expected to result in dilution of either Mark, including without limitation any trademark or service mark which incorporates either Mark. Licensee shall permit Licensor or its duly authorized representative, upon reasonable notice, to inspect and review all business locations and materials of Licensee and any and all uses of the Marks for the purposes of assuring the services meet Licensor’s quality standards as contemplated herein; provided that no such inspection and review may unreasonably interfere with the conduct by the Licensee of its business activities at such locations.

Article 6. Representations and Warranties.

Section 6.1. Licensor represents and warrants to Licensee that:

(a) This Agreement is a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity); and

(b) Licensor is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder.

(c) Licensor has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms; provided, however, that the foregoing shall not be interpreted to be, and is not intended to provide, any representation or warranty as to the nature and the scope of the intellectual property rights in the Marks, any infringement thereon or the rights of Licensor to grant the rights granted hereunder.

Section 6.2. Licensee represents and warrants to Licensor that:

(a) This Agreement is a legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity);

(b) Licensee is not subject to any judgment, order, injunction, decree or award of any court, administrative agency or governmental body that would or might interfere with its performance of any of its material obligations hereunder; and

(c) Licensee has full power and authority to enter into and perform its obligations under this Agreement in accordance with its terms.

Section 6.3. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THIS AGREEMENT, THE MARKS OR THE CORPORATE NAME, AND EXPRESSLY DISCLAIMS ALL SUCH REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WITH RESPECT TO TITLE, NON-INFRINGEMENT, MERCHANTABILITY, VALUE, RELIABILITY OR FITNESS FOR USE. LICENSEE’S USE OF THE MARKS AND THE CORPORATE NAME IS ON AN “AS IS” BASIS AND IS AT ITS OWN RISK (I) OUTSIDE THE UNITED STATES AND (II) EXCEPT AS EXPRESSLY SET FORTH HEREIN, WITHIN THE UNITED STATES.

Section 6.4.

(a) Licensee will defend at its expense, indemnify and hold harmless Licensor and its respective affiliates and its respective directors, officers, employees, agents and representatives (“Related Parties”) from any loss, liability, damage, award, settlement, judgment, fee, cost or expense (including reasonable attorneys’ fees and costs of suit) (“Losses”) arising out of or relating to any third-party claim, allegation, action, demand, proceeding, or suit (“Action”) against any of them that arises out of or relates to (i) any breach by Licensee of this Agreement or its warranties, representations, covenants and undertakings hereunder; (ii) Licensee’s operation of its business, to the extent that such Action alleges liability of Licensor arising out the performance of this Agreement; or (iii) any claim that Licensee’s use of the Corporate Name or Marks infringes the rights of a third party anywhere in the world.

(b) Licensor will defend at its expense, indemnify and hold harmless Licensee and its Related Parties from any Losses arising out of or relating to any third-party Action against any of them to the extent arising out of or relating to any breach by Licensor of the warranties, representations, covenants and undertakings hereunder.

Section 6.5. The indemnified Party will promptly notify the indemnifying Party in writing of any indemnifiable claim and promptly tender its defense to the indemnifying Party.

Any delay in such notice will not relieve the indemnifying Party from its obligations to the extent it is not prejudiced thereby. The indemnified Party will cooperate with the indemnifying Party at the indemnifying Party’s expense. The indemnifying Party may not settle any indemnified claim in a manner that adversely affects the indemnified Party without its consent (which shall not be unreasonably withheld or delayed). The indemnified Party may participate in its defense with counsel of its own choice at its own expense.

Section 6.6. EXCEPT FOR A PARTY’S WILLFUL MISCONDUCT OR TO THE EXTENT ARISING OUT OF INDEMNIFICATION OBLIGATIONS UNDER SECTION 6.4, NO PARTY WILL BE LIABLE TO ANOTHER PARTY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES (INCLUDING LOST PROFITS OR GOODWILL, BUSINESS INTERRUPTION AND THE LIKE) RELATING TO THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 7. Assignments. Licensee may not assign, sublicense, pledge, mortgage or otherwise encumber this Agreement or its right to use the Marks or the Corporate Name, in whole or in part, without the prior written consent of Licensor in its sole discretion. For the avoidance of doubt, a change of control of Licensee shall be deemed an “assignment” requiring such consent, regardless of whether Licensee is the surviving entity. Pursuant to 11 U.S. 365(c)(1)(A) (as it may be amended from time to time, and including any successor to such provision), in the event of bankruptcy of the Licensee, this Agreement may not be assigned or assumed by Licensee (or any successor thereto) and Licensor shall be excused from rendering performance to, or accepting performance from, Licensee or any successor thereto. Licensee acknowledges that its identity is a material condition that induced Licensor to enter into this Agreement. Any attempted action in violation of the foregoing shall be null and void ab initio and of no force or effect, and shall result in immediate termination of this Agreement. For purposes of this agreement, the term “change of control” means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Licensee, taken as a whole, to any Person other than Licensor, as recommended or any of its respective affiliates; or (ii) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than Licensor or any of its respective affiliates, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% or more of the total voting power of the voting capital interests of Licensee. For purposes of this Agreement, the term “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Article 8. Miscellaneous.

Section 8.1. Notices. All notices hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or nationally recognized overnight courier service or facsimile with delivery confirmed to the following addresses (or at such other addresses as shall be specified by like notice) and will be deemed given on the date received:

LICENSOR:

FBR Capital Markets Corporation

1001 North Nineteenth Street

Arlington, VA 22209

Attention: Chief Legal Officer

Facsimile: (703) 469-1140

LICENSEE:

Friedman, Billings, Ramsey Group, Inc.

1001 North Nineteenth Street

Arlington, VA 22209

Attention: Chief Financial Officer

Facsimile: (703) 469-1012

Section 8.2. Further Assurances. Licensor and Licensee agree to execute such further documentation and perform such further actions, including the recordation of such documentation with appropriate authorities, as may be reasonably requested by the other Party hereto to evidence and effectuate further the purposes and intents set forth in this Agreement.

Section 8.3. Entire Agreement/Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 8.4. Amendments. This Agreement, including this provision of this Agreement, may not be modified or amended except by an agreement in writing signed by each of the Parties hereto.

Section 8.5. Cumulative Rights; Waiver. All rights and remedies which Licensors or Licensee may have hereunder or by operation of law are cumulative, and the pursuit of one right or remedy shall not be deemed an election to waive or renounce any other right or remedy. The failure of Licensors or Licensee to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.6. Severability. The Parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision. The unenforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. If any term or provision of this Agreement (or the application thereof to any Party or set of circumstances) shall be held invalid or unenforceable in any jurisdiction and to any extent, it shall be ineffective only to the extent of such invalidity or unenforceability and shall not invalidate or render unenforceable any other terms or provisions of this Agreement (or such applicability thereof). In such event, the applicable term or provision shall be deemed modified to a valid, enforceable, applicable substitute provision that attempts as closely as possible to achieve the intended purpose of the previous term or provision and has an effect as comparable as possible on the Parties’ respective positions.

Section 8.7. Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely in the Commonwealth of Virginia. The Parties agree, for the purposes of any action arising out of or related to this Agreement, to commence any such action solely in the state or federal courts located in the Commonwealth of Virginia.

Section 8.8. Construction. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed as if drafted jointly by the Parties.

Section 8.9. Separate Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, effective as of the date first above written.

LICENSOR: FRB CAPITAL MARKETS CORPORATION

By:
Name: Title:

LICENSEE: FRIEDMAN, BILLINGS, RAMSEY GROUP, INC. (d/b/a ARLINGTON ASSET INVESTMENT CORP.)

By:
Name: Title: